SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	June 22, 2005 -----------------------

Commission File Number ----------------------------	Name of Registrant, State of Incorporation, Address and Telephone Number --------------------------------------	IRS Employer Identification Number ----------------------------
1-40	Pacific Enterprises (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2000	94-0743670

1-1402	Southern California Gas Company (A California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

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(Former name or former address, if changed since last report.)

FORM 8-K

ITEM 8.01 OTHER EVENTS

The following information supplements the information contained in the registrants' Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission.

Legal Proceedings -- Continental Forge Class Action Litigation

As previously reported, class-action and individual antitrust and unfair competition lawsuits filed in 2000 and thereafter, and currently consolidated in San Diego Superior Court, allege that Sempra Energy, Southern California Gas Company (SoCalGas) and San Diego Gas & Electric Company (SDG&E), along with El Paso Natural Gas Company (El Paso) and several of its affiliates, unlawfully sought to control natural gas and electricity markets. In December 2003, the Court approved a settlement whereby the applicable El Paso entities agreed to pay approximately $1.6 billion to resolve these and other claims (including cases involving claims not applicable to Sempra Energy, SoCalGas or SDG&E). The proceeding against Sempra Energy, SoCalGas and SDG&E has not been resolved and continues to be litigated. The plaintiffs' damage claims, as revised, assert damages of approximately $23 billion (after applicable trebling). Trial is scheduled to commence on September 2, 2005.

On June 22, 2005, Sempra Energy, SoCalGas and SDG&E filed a petition with the Federal Energy Regulatory Commission (FERC) seeking a declaratory order that FERC has exclusive jurisdiction with respect to the issues raised in the San Diego Superior Court litigation that preempts the California proceedings. The Superior Court has previously rejected assertions of FERC exclusive jurisdiction and a FERC ruling favorable to Sempra Energy, SoCalGas and SDG&E would not, in itself, dispose of the California litigation.

Additional legal proceedings arising out of the California energy crisis are summarized in the registrants' Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pacific Enterprises

Date: June 22, 2005	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller

Southern California Gas Company

Date: June 22, 2005	By: /s/ S.D. Davis -----------------------------------------
S.D. Davis Sr. Vice President-External Relations and Chief Financial Officer